UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2015 (December 30, 2015)

PEOPLES BANCORP INC.
(Exact name of Registrant as specified in its charter)

Ohio	0-16772	31-0987416
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification Number)

138 Putnam Street, PO Box 738
Marietta, Ohio	45750-0738
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(740) 373-3155

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 8.01    Other Events

Effective December 30, 2015, Peoples Bank, National Association ("PBNA"), the banking subsidiary of Peoples Bancorp Inc. ("Peoples"), converted from a national banking association into an Ohio state-chartered bank which is a member of the Federal Reserve System. As a result of the charter conversion, the legal name of Peoples' banking subsidiary was changed to "The Peoples Banking and Trust Company"; however, the converted bank will continue to operate under the trade name and federally registered service mark "Peoples Bank." Additionally, Peoples' banking subsidiary will see a reduction in the annual cost associated with regulatory examination fees commencing in 2016.

As an Ohio state-chartered bank following the conversion, The Peoples Banking and Trust Company will be primarily supervised by the Ohio Division of Financial Institutions and the Federal Reserve Bank of Cleveland. As a national banking association, PBNA was primarily supervised by the Office of the Comptroller of the Currency.

In addition, as an Ohio state-chartered bank following the conversion, The Peoples Banking and Trust Company has all of the property, rights, interests and powers of PBNA, and all duties, trusts, obligations and liabilities of PBNA continue in The Peoples Banking and Trust Company, which is deemed to have assumed all of the assets, accounts and liabilities of PBNA as of the date of the charter conversion. As a result, the conversion of Peoples' Bancorp Inc.’s banking subsidiary from a national bank charter to a state bank charter is expected to result in very little operational changes and is expected to be nearly transparent to customers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEOPLES BANCORP INC.

Date:	January 4, 2016	By:/s/	JOHN C. ROGERS
John C. Rogers

Executive Vice President, Chief Financial Officer and Treasurer